Exhibit 99

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet
Vice President & CFO	Analyst/Media Inquiries
(605) 336-2750	(312) 640-6672
FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 22, 2010
RAVEN INDUSTRIES REPORTS RECORD THIRD QUARTER RESULTS
SIOUX FALLS, SD—November 22, 2010—Raven Industries, Inc. (RAVN: Nasdaq) today announced record sales and earnings for the third quarter ended October 31, 2010. The company continues to benefit from its innovative products sold into niche markets such as energy exploration, precision agriculture, and military surveillance.
For the third quarter, sales increased 43 percent to $85.8 million from $60.2 million in the same period a year ago. The company’s Engineered Films and Aerostar operating units accounted for the majority of the sales increase, although double-digit sales gains were achieved in Applied Technology and Electronic Systems. Net income increased 62 percent to $11.8 million, or $0.65 per diluted share, compared with $7.3 million, or $0.40 per diluted share one year earlier.
For the nine months, sales reached $244.0 million, a 34 percent increase from the same period in the previous year. Net income for the first nine months of $33.1 million, or $1.83 per share, was 46 percent above the prior year’s $1.26 nine-month earnings per share.
“We saw continued momentum in Engineered Films from sales of our oilfield pit liners,” said Daniel A. Rykhus, chief executive officer. “At the same time, Aerostar had an extraordinary quarter due to a high level of tethered aerostat deliveries. While we’re pleased to report a record quarter, we are intensely focused on growing each of our businesses. Some of our investments in research and development and productive capacity may dampen near-term profitability, but we see these as critical moves in order to capture our full market opportunity. Despite the large special dividend payout during the quarter our cash balances remain healthy. This demonstrates the strength of Raven.”
Ag Equipment Demand Drives Applied Technology
Third quarter revenues for the Applied Technology Division increased 14 percent to $23.9 million compared with $21.0 million for the third quarter last year. Operating income was up 7 percent, to $7.3 million, compared with $6.9 million for the same period last year.
“Demand by OEMs for our control systems drove the increase in this division during the third quarter,” Rykhus said. “Higher commodity prices and improving farm incomes support our expectation for continued growth in equipment to boost farm productivity. We’re also pleased to see growing acceptance of our Slingshot™ information management platform. This remains a key focus for new investment as we expand the functionality of the systems, as well as the geographic service area supported.”
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Volume Leads to Profit Gains at Engineered Films
In the third quarter, revenues in the Engineered Films Division increased 59 percent to $29.8 million versus $18.7 million for the third quarter last year. Operating earnings, at $6.9 million, more than doubled from $3.0 million in the same period a year ago.
“Everything came together this quarter,” Rykhus stated. “The strong volume resulted in high plant utilization, plus we enjoyed a favorable cost-pricing spread. The net effect was strong profitability. We recognize that energy drilling is currently the largest driver for demand. However, as industrial and construction activity improves we can expect a growing contribution from a wider segment of the economy.”
Record Performance at Aerostar
Aerostar’s sales in the third quarter grew 169 percent to $15.9 million from $5.9 million in the previous year’s third quarter. A high level of deliveries across key products contributed to the record quarter. Operating income, at $3.6 million, increased 187 percent from $1.3 million versus a year earlier.
“Aerostats and military parachutes produced solid sales and income growth,” said Rykhus. “We see tremendous opportunities for our surveillance solutions for the military, both domestically and internationally. At the same time, this business is subject to the vagaries of government contracting and procurement budgets. As such, we have to anticipate quarterly volatility as we engage in the development of multiple agency and alliance partner customers for tethered aerostats. In the meantime we expect continued revenues from parachutes related to our existing multi-year contracts.”
Improved Results from Electronic Systems
Sales in the third quarter for the Electronic Systems Division were $17.8 million versus $15.7 million a year ago, up 13 percent. Operating income increased 47 percent to $2.3 million, from $1.6 million in the previous year’s quarter.
“Profit improvement this quarter was strong when compared with last year’s third quarter which included supply-chain issues that reduced both sales and margins,” Rykhus explained. “The current mix of products being delivered has a margin profile that is consistent with our expectations for this business, and overall this unit is generating solid cash flows.”
Healthy Balance Sheet and Cash Flows
At October 31, 2010, cash and investment balances were approximately $30.0 million, down from $46.3 million a year ago due primarily to a special dividend of $1.25 per share, or $22.5 million, that was paid out to shareholders during the third quarter of this year. Nine-month operating cash flows, down as a result of higher working capital requirements, were $26.3 million versus $40.5 million last year. Accounts receivable increased to $48.7 million compared with $35.9 million at October 31, 2009. Inventories were $37.1 million, up from $30.8 million one year earlier. Accounts receivable days continue to trend favorably while inventory turns improved along with the level of sales and production activity.
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Record Year Supports Continued Investment
Rykhus concluded, “We are pleased to be delivering a record year. Sales growth is driving the increase in profitability, as the products provided to our niche markets are bringing solid value to our customers. Along with strong sales of our high performance films we are seeing the positive results from our investments in new products and market development. Specifically, we are focused on building out our infrastructure in precision agriculture, information management, and the growing market for situational surveillance systems. Our current production capacity in Engineered Films can provide incremental growth for the coming year, and additional capacity expansions will come on-line in the third quarter next year. On the other hand I want to point out that our sales and profit recovery began in earnest during last year’s fourth quarter, so quarterly comparisons could be challenging for the foreseeable future.
“The economic environment remains volatile, but we plan on enhancing Raven’s capabilities and strengthening our business foundation. We estimate our capital spending this fiscal year to be on the high end of the $12 million to $15 million range previously provided.
“Finally, we were honored to learn that Raven was again recognized this year by Forbes as one of the Best Small Companies in America. This makes five consecutive years and it wouldn’t have been possible without the efforts of our great people. We have high expectations but we also face our share of challenges. In total, our future looks very bright.”
About Raven Industries, Inc.
With strengths in engineering and technological innovation, Raven provides custom solutions including precision agriculture applications, high performance specialty films, aerostats for communications and surveillance, and electronic manufacturing services.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its third quarter performance, and provide an outlook for the current year. Interested investors are invited to listen to the call by visiting the Investor Relations section of the company’s Web site at www.ravenind.com several minutes before the call to register on the Events and Presentations page. In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through November 29, 2010. To access the rebroadcast, dial 877-870-5176 and enter this passcode: 2524992. A replay of the call will also be available at www.ravenind.com for 90 days.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
			Fav (Unfav)			Fav (Unfav)
	2010	2009	Change	2010	2009	Change
Net sales	$85,823	$60,158	43%	$244,027	$181,966	34%
Cost of goods sold	60,936	43,239		171,580	129,507

Gross profit	24,887	16,919	47%	72,447	52,459	38%

Research and development expenses	1,582	1,511		5,664	4,399
Selling, general and administrative expenses	5,890	4,289		17,240	13,522
Gain on disposition of assets	(451)	—		(451)	—

Operating income	17,866	11,119	61%	49,994	34,538	45%

Other expense (income), net	(17)	3		25	(103)

Income before income taxes	17,883	11,116	61%	49,969	34,641	44%

Income taxes	6,050	3,823		16,838	11,913

Net income	$11,833	$7,293	62%	$33,131	$22,728	46%

Net income per common share:
-basic	$0.65	$0.40	63%	$1.83	$1.26	45%
-diluted	$0.65	$0.40	63%	$1.83	$1.26	45%

Weighted average common shares outstanding:
-basic	18,067	18,042		18,060	18,037
-diluted	18,115	18,044		18,091	18,040
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
			Fav (Unfav)			Fav (Unfav)
	2010	2009	Change	2010	2009	Change
Net sales:
Applied Technology	$23,913	$20,953	14%	$77,804	$68,959	13%
Engineered Films	29,772	18,674	59%	81,525	47,049	73%
Aerostar	15,945	5,923	169%	36,833	18,326	101%
Electronic Systems	17,754	15,671	13%	52,109	49,737	5%
Intersegment eliminations	(1,561)	(1,063)		(4,244)	(2,105)

Total company	$85,823	$60,158	43%	$244,027	$181,966	34%

Operating income:
Applied Technology	$7,336	$6,856	7%	$25,257	$21,583	17%
Engineered Films	6,908 (1)	3,033	128%	16,578 (1)	7,829	112%
Aerostar	3,606	1,258	187%	7,115	3,552	100%
Electronic Systems	2,297	1,567	47%	8,234	7,024	17%
Intersegment eliminations	—	11		(47)	13

Total segment income	20,147	12,725		57,137	40,001
Corporate expenses	(2,281)	(1,606)	(42)%	(7,143)	(5,463)	(31)%

Total company	$17,866	$11,119	61%	$49,994	$34,538	45%

(1)	Includes a $451,000 pre-tax gain on disposition of assets.
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	October 31	January 31	October 31
	2010	2010	2009
ASSETS
Cash, cash equivalents and short-term investments	$29,970	$43,684	$46,262
Accounts receivable, net	48,733	34,327	35,902
Inventories	37,123	34,475	30,761
Other current assets	5,695	5,261	5,455

Total current assets	121,521	117,747	118,380

Property, plant and equipment, net	37,212	33,029	33,841
Other assets, net	18,684	19,533	10,399

	$177,417	$170,309	$162,620

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$11,343	$12,398	$10,568
Accrued and other liabilities	18,252	13,562	14,131

Total current liabilities	29,595	25,960	24,699

Other liabilities	11,683	11,098	8,088
Shareholders’ equity	136,139	133,251	129,833

	$177,417	$170,309	$162,620

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Nine Months Ended October 31
	2010	2009
Cash flows from operating activities
Net income	$33,131	$22,728
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,578	5,285
Other operating activities, net	(12,421)	12,492

Net cash provided by operating activities	26,288	40,505

Cash flows from investing activities
Capital expenditures	(9,417)	(2,660)
Other investing activities, net	2,081	(3,466)

Net cash used in investing activities	(7,336)	(6,126)

Cash flows from financing activities
Dividends paid	(31,206)	(7,387)
Other financing activities, net	11	(36)

Net cash used in financing activities	(31,195)	(7,423)

Effect of exchange rate changes on cash	29	39

Net increase (decrease) in cash and cash equivalents	(12,214)	26,995
Cash and cash equivalents at beginning of period	40,684	16,267

Cash and cash equivalents at end of period	28,470	43,262
Short-term investments	1,500	3,000

Cash, cash equivalents and short-term investments	$29,970	$46,262

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